Exhibit 10.8

FORM OF SUCCESSOR PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT

UNDER THE APOLLO GLOBAL MANAGEMENT, INC.

2019 OMNIBUS EQUITY INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”), dated as of [                ] (the “Date of Grant”), is made by and between Apollo Global Management, Inc., a Delaware corporation (the “Company”), and [                ] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company. If this RSU Award Agreement is not executed and returned to the Company by [                ], this Award will be null and void ab initio and the Participant will have no rights hereunder.

1.    Grant of Restricted Share Units. The Company hereby grants to the Participant [                ].00 restricted share units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan. The Participant acknowledges that this grant of RSUs is made in full settlement of the Participant’s rights to receive the grant of RSUs referred to in such Participant’s letter from the Company dated as of [                ].

2.    Form, Manner and Timing of Payment. Except as otherwise provided in the Plan, each RSU granted hereunder shall represent the right to receive one (1) Share provided that the RSU becomes vested in accordance with Section 3(b) (Shares subject to RSUs covered by this Award, “RSU Shares”). Subject to the terms of the Plan, for each RSU that does not terminate prior to the vesting date shown on Exhibit A hereto pursuant to Section 3(c), the Company, or its Subsidiaries or Affiliates, shall issue to the Participant, on the applicable issuance date set forth on Exhibit A (each, an “Issuance Date”), one (1) RSU Share (either by delivering one or more certificates for such shares or by entering such shares in book-entry form, as determined by the Company in its discretion). Such issuance shall constitute payment of the RSU. References herein to issuances to the Participant shall include issuances to any Beneficial Owner or other Person to whom (or to which) the RSU Shares are issued. The Company’s obligation to issue RSU Shares or otherwise make any payment with respect to vested RSUs is subject to the condition precedent that the Participant or other Person entitled under the Plan to receive any RSU Shares with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to Section 13 and the Company may meet any obligation to issue RSU Shares by having one or more of its Subsidiaries or Affiliates issue the RSU Shares. The Participant shall have no further rights with respect to any RSUs that are paid or that terminate pursuant to Section 3(c).

3.    Restrictions.

(a)    The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered. The transfer restrictions contained in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers of vested RSUs by will or the laws of descent and distribution, or (c) if approved by the Administrator in its sole discretion, transfers of RSUs in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law. The RSUs shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated, or expressly waived by the Company in writing.

(b)    Subject to Section 3(c), the RSU Shares subject to the RSUs shall become vested hereunder in accordance with the vesting schedule set forth on Exhibit A hereto (the “Restricted Period”).

(c)    Except as otherwise provided under the terms of the Plan, or in the vesting schedule set forth on Exhibit A hereto, if the Participant’s employment or service terminates (a “Termination”) for any reason, then all rights of the Participant with respect to RSUs that have not vested shall immediately be forfeited without payment of any consideration, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs. Employment or service for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon a Termination.

4.    Voting and Other Rights; Distribution Equivalents. [The Participant shall have no rights of a shareholder (including voting rights and the right to distributions or dividends), and will not be treated as an owner of Shares for tax purposes, except with respect to RSU Shares that have been issued. Notwithstanding the foregoing, from the date an RSU satisfies the Time Test (as defined on Exhibit A hereto) vests until the date the RSU Share is issued with respect to it (such period, the “Time-Vested but Unissued Period”), the Participant shall be entitled to receive distribution equivalents on such RSUs (each, a “Time-Vested RSUs”) from the Company or its Subsidiaries or Affiliates. The distribution equivalents payable in respect of a Time-Vested RSU shall have the same value as the ordinary cash distribution on an outstanding Share that gave rise to the distribution equivalent during the Time-Vested but Unissued Period. All distribution equivalents (if any) payable on a Time-Vested RSU during the Company’s fiscal year shall be paid not later than 30 days after such ordinary cash distribution is paid to the holders of Shares. Rights to distribution equivalents on a Time-Vested RSU shall terminate upon the issuance or forfeiture of the underlying RSU Share or, if earlier, upon the Participant providing or receiving notice that his or her employment or service with the Company and its Affiliates will terminate. Under no circumstances shall the Participant be entitled to receive (a) both a distribution and a distribution equivalent with respect to a Time-Vested RSU (or its associated RSU Share) or (b) any distribution or distribution equivalent with respect to an unvested, forfeited or fractional RSU.] OR

       [The Participant shall have no rights of a shareholder (including voting rights and the right to distributions or dividends), and will not be treated as an owner of Shares for tax purposes, except with respect to RSU Shares that have been issued. Notwithstanding the foregoing, the Participant shall accrue rights to distribution equivalents from the Company or its Subsidiaries or Affiliates on the RSUs, whether or not vested, at the time of an ordinary cash distribution on Shares. Any distribution equivalent so accrued in respect of an RSU shall have the same value as the ordinary cash distribution on an outstanding Share that gave rise to the distribution equivalent, and shall be paid not later than 30 days after such ordinary cash distribution is paid to the holders of Shares. Rights to distribution equivalents on an RSU shall terminate upon the issuance or forfeiture of the underlying RSU Share or, if earlier, upon the Participant giving or receiving notice that his or her employment or service with the Company and its Affiliates will terminate. Under no circumstances shall the Participant be entitled to receive (a) both a distribution and a distribution equivalent with respect to an RSU (or its associated RSU Share) or (b) any distribution or distribution equivalent with respect to a forfeited or fractional RSU.]

5.    RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6.    No Rights to Continuation of Employment or Service. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company (or a Subsidiary or Affiliate or its shareholders, as the case may be) to terminate the Participant’s employment or service any time for any reason whatsoever, with or without Cause (subject to compliance with all terms and conditions required in connection therewith). The Plan and this RSU Award Agreement shall not (a) form any part of any contract of employment or contract for services between the Company or any past or present Subsidiary thereof and any directors, officers or employees of those companies, (b) confer any legal or equitable rights (other than those constituting the Awards themselves) against the Company or any past or present Subsidiary thereof, directly or indirectly, or (c) give rise to any cause of action in law or in equity against the Company or any past or present Subsidiary thereof.

7.    Restrictive Covenants. Nothing contained herein shall reduce or limit the application or scope of any restrictive covenants in favor of the Company or any of its Subsidiaries or Affiliates (for example, with respect to competition, solicitation, confidentiality, intellectual property, subsequent engagement, interference or disparagement) to which the Participant is otherwise subject. The Participant acknowledges that the Company would not have granted this Award if the Participant had not agreed to be bound by such restrictive covenants. Nothing in this RSU Award Agreement or any other agreement or arrangement of the Company or any of its Affiliates to which the Participant is subject will (a) prohibit the Participant from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of U.S. federal law or regulation, or (b) require notification or prior approval by the Company or any of its Affiliates of any such reporting.

8.    Tax Withholding. The Participant is responsible for all taxes and any tax-related penalties the Participant incurs in connection with the Award. The Company or its Subsidiaries or Affiliates shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct, from other compensation payable to the Participant, any sums required by U.S. federal, state or local law (or by any tax authority outside of the United States) to be withheld or accounted for by the Company or its Subsidiaries or Affiliates with respect to any RSU. The Company in its discretion may alternatively reduce the number of shares to be issued by the appropriate number of whole Shares, valued at their then Fair Market Value, or require any other available method to satisfy any withholding or tax obligations of the Company or its Subsidiaries or Affiliates with respect to the RSUs at the minimum applicable rates.

9.    Section 409A Compliance. This Award is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. Notwithstanding anything to the contrary contained in this RSU Award Agreement, to the extent that the Administrator determines that the Plan or an RSU is subject to Section 409A and fails to comply with the requirements of Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so), without the consent of the Participant, to amend or terminate the Plan and RSU Award Agreement and/or to amend, restructure, terminate or replace the RSU in order to cause the RSU to either not be subject to Section 409A or to comply with the applicable provisions of such section. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or any Subsidiary or Affiliate to the Participant (if the Participant is then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A (or, if earlier, upon the Participant’s death). Each payment or installment due to the Participant from the Company or any of its Affiliates, whether under this RSU Award Agreement or otherwise, is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Subsidiary or Affiliate (or any agent thereof) have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A.

10.    Governing Law; Arbitration; Waiver of Jury Trial.

(a)    This RSU Award Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute, controversy, suit, action or proceeding (“Proceeding”) arising out of or relating to this Award or any other Award, other than the injunctive relief described below in this paragraph, will, notwithstanding anything to the contrary contained in Section 14(e) of the Plan, be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Delaware law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The arbitrator may grant interim injunctive relief and the Company or its successors or assigns may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce, or prevent any violations of, the covenants referenced in Section 7. The Company and the Participant will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees.

(b)    IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT AND THE COMPANY WAIVE AND COVENANT THAT THE PARTICIPANT AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO AN AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER AN AWARD AGREEMENT UNDER THE PLAN WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.    RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company, its Affiliates and its and their successors and assignees, subject to the terms of the Plan.

12.    No Assignment. Subject to the second sentence of Section 3(a), neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any RSUs or RSU Shares by any holder thereof in violation of the provisions of this RSU Award Agreement or the Plan will be valid, and the Company will not transfer any of said RSUs or RSU Shares on its books nor will any

RSU Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

13.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations.

14.    Limitation on the Participant’s Rights; Not a Trust. Participation in the Plan confers no rights or interests other than as herein provided. This RSU Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets, and the RSUs shall not be treated as property or as a trust fund of any kind. The RSUs shall be used solely as a device for the determination of the payments to eventually be made to the Participant if the RSUs vest pursuant to Section 3. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the RSU Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

15.    Severability. Should any provision of this RSU Award Agreement be held by an arbitrator or court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision or provisions, it or they shall be construed by the appropriate judicial body or arbitral tribunal by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body or arbitral tribunal shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

16.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this RSU Award Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.

17.    Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede and replace all prior writings or understandings with respect to the grant of RSUs covered by this Award[, including, without limitation, that certain RSU Award Agreement dated [                ]]. The Participant acknowledges that any summary of the Plan or this RSU Award Agreement provided by the Company is subject in its entirety to the terms of the Plan and this RSU Award Agreement. References herein or in the Plan to this RSU Award Agreement include references to its Exhibits.

18.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.

19.    Counterparts. This RSU Award Agreement may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.    Amendment. Except as otherwise provided in the Plan or Section 9, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

21.    Disposition of Shares Issued. Subject to applicable law, the Participant may dispose of vested RSU Shares granted under this Award during any “window period” in which sales by Company personnel are permitted, or otherwise pursuant to the terms of a 10b5-1 plan on the same terms as apply to the use of such plans by other Company personnel, subject to approval by the Company’s compliance department. All dispositions of RSU Shares are subject to compliance with the Company’s Share Ownership Policy as in effect from time to time. RSUs under this Award, and RSU Shares received in settlement of vested RSUs under this Award, may not be pledged, transferred or otherwise disposed of earlier than six months and one (1) day after the Date of Grant.

22.    Acknowledgements and Representations. The Participant is acquiring the RSUs and, if and when the RSUs vest, will acquire the RSU Shares covered thereby solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the RSUs or RSU Shares within the meaning of the Securities Act and/or any applicable state securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed on the RSUs and the RSU Shares. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that RSU Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this RSU Award Agreement, which are imposed on the RSUs and the RSU Shares. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this RSU Award Agreement other than as expressly set out in this RSU Award Agreement or in the Plan.

23.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

24.    Recoupment. The Participant, by accepting the Award, hereby acknowledges and agrees that the Participant will be subject to any policy adopted by the Company in accordance with applicable law or rule that provides for the repayment or forfeiture of incentive compensation (including but not limited to Awards), including, without limitation, as a result of a required accounting restatement due to material noncompliance with a financial reporting requirement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

APOLLO GLOBAL MANAGEMENT, INC.

By

Name:	John J. Suydam
Title:	Vice President

The undersigned hereby accepts and agrees to all of the terms and provisions of this RSU Award Agreement, including its Exhibits.

PARTICIPANT

By

Print Name: [ ]

Signature Page to [        ] 2019 Performance RSU Award Agreement –

2019 Omnibus Equity Incentive Plan

EXHIBIT A

Vesting Schedule

Subject to the terms of the Plan and this RSU Award Agreement, the Restricted Period will lapse as follows: the RSUs shall vest (and the Restricted Period will lapse) with respect to [one [    ] (1/[    ])] of the Award on [                ] [    ] of each of 20[    ], [20[    ] [and 20[    ]] (the “Time Test”), but only to the extent that available net cash incentive income to the Company, for the one-year period ended on such date, equals or exceeds the life-to-date accounting expense attributable to such RSUs, and to the extent the accounting expense attributable to any such RSU exceeds such net cash incentive income, such RSU that shall not have vested due to the insufficiency of such net cash incentive income shall instead vest on the last day of the next calendar quarter that net cash incentive income to the Company for such calendar quarter equals or exceeds the life-to-date accounting expense attributable to such RSU (the “Cash Income Test”), subject, in all cases, to the Participant’s continuous employment or service with the Company and its Affiliates through each such vesting date.

For purposes of applying the Cash Income Test on any given vesting date, the lowest-accounting cost RSUs that have satisfied the Time Test shall vest, to the extent of available net cash incentive income to the Company, and “available net cash incentive income” with respect to any given RSU shall mean net cash incentive income remaining after reduction for the accounting cost attributable to other vested RSUs. For any given vesting date, if available net cash incentive income to the Company is insufficient to cause all RSUs that have satisfied the Time Test to satisfy the Cash Income Test, (i) the available net cash incentive income to the Company shall be prorated among all Participants in accordance with the number of outstanding unvested RSUs each holds that have satisfied the Time Test as of such date (or as of the next day), and (ii) the number of unvested RSUs covered by this Award shall automatically increase, as of the last day of each of the calendar quarters that follows a Time Test vesting date and on which the Participant remains an employee or service provider of the Company and its Affiliates, by that number of RSUs equal to [    ]% of that number of RSUs that first satisfied the Time Test on such Time Test vesting date but failed to satisfy the Cash Income Test as of last day of such calendar quarter (any such additional RSU, a “Supplemental RSU”). Fractional Supplemental RSUs shall not be issued but shall accumulate until they equal one whole RSU. By way of illustration, if during the period ending on the first anniversary of such a Time Test vesting date the Cash Income Test remains unsatisfied for all of the RSUs that first satisfied the Time Test one year earlier and the Participant has not experienced a Termination, a total of [    ]% (as adjusted to reflect the non-issuance of fractional Supplemental RSUs, if applicable) of the RSUs that first satisfied the Time Test on such vesting date shall have been granted as Supplemental RSUs. Supplemental RSUs shall satisfy the Time Test on the date six (6) months and one (1) day after their date of grant, provided the Participant has not experienced a Termination before such date. To the extent that, as of the last day of a given calendar quarter, there is sufficient net cash incentive income to the Company for only some of the outstanding unvested RSUs (including previously granted Supplemental RSUs) covered by this Award to first satisfy the Cash Income Test as of such date, then the non-Supplemental RSUs shall vest before any Supplemental RSUs vest. The Administrator reserves the right, in its sole discretion after considering the applicable accounting treatment, to waive the Cash Income Test as applied to a particular RSU, in which event the Cash Income Test shall be deemed satisfied for such RSU for purposes of this paragraph and clause (A) below.

Notwithstanding the foregoing, upon the Participant’s Termination:

(A)

(i) due to death, (ii) by the Company and its Affiliates by reason of Disability, or (iii) subject to the Participant’s execution and non-revocation of a general release of claims (which shall include customary carve-outs for indemnity and vested compensatory payments) and the Participant’s continued compliance with the restrictive covenants and other obligations to the Company and its Affiliates applicable to the Participant, by the Company and its Affiliates not in circumstances in which the Participant could have been terminated for Cause, the Participant shall vest in 100% of any then-outstanding RSUs covered by this Award that have satisfied the Time Test but not the Cash Income Test and 100% of any Supplemental RSUs previously issued under this Award; or

(B)

with respect to then-outstanding RSUs covered by this Award and not described in clause (A), (i) due to death or (ii) by the Company and its Affiliates by reason of Disability, the Participant shall also vest in 50% of the unvested RSUs that remain subject to the Award as of such Termination date, subject to attainment of the Cash Income Test within the succeeding 12 calendar quarters.

For purposes of the Award, the Participant shall be deemed to be in continuous employment or service (and not to have experienced a Termination) until such time as the Participant dies or otherwise experiences a “separation from service” as such term is defined in Treasury Regulation §1.409A-1(h)(1). Notwithstanding the foregoing, fractional RSUs shall not be deemed vested until they accumulate to equal one whole Share.

Issuance Dates

One (1) RSU Share shall be issued in payment of each vested RSU not later than the 15th day of the third month after the later of the last day of the Participant’s or the Company’s fiscal year in which the RSU vests, consistent with Treasury Regulation §1.409A-1(b)(4). Fractional RSU Shares shall not be issued (or any consideration provided therefor) but shall accumulate.

9